Exhibit 4.1

SHARONAI HOLDINGS INC.

(COMPANY)

THE SUBSIDIARY GUARANTORS NAMED HEREIN

(SUBSIDIARY GUARANTORS)

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

(TRUSTEE)

6.00% CONVERTIBLE SENIOR NOTES DUE MAY 1, 2031

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF AUGUST 21, 2026

FIRST SUPPLEMENTAL INDENTURE, dated as of August 21, 2026 (this “First Supplemental Indenture”), among SharonAI Holdings Inc., a Delaware corporation, as issuer (the “Company”), SharonAI Inc., a Delaware corporation, SharonAI Operations LLC, a Delaware limited liability company, SharonAI Hosting LLC, a Delaware limited liability company, SharonAI Pty Ltd, an Australian proprietary limited company and Distributed Storage Solutions Pty Ltd, an Australian proprietary limited company, as the Subsidiary Guarantors (together, the “Subsidiary Guarantors”), and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”) to the Indenture referred to below.

WHEREAS, the Company, the Subsidiary Guarantors and SAI US No. 1 LLC, a Delaware limited liability company, have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of May 18, 2026, providing for the issuance of 6.00% Convertible Senior Notes due May 1, 2031 (the “Notes”);

WHEREAS, SAI US No. 1 LLC has been released and discharged from its obligations under its Subsidiary Guarantee pursuant to Section 12.05 of the Indenture;

WHEREAS, Section 8.02 of the Indenture provides that, subject to certain exceptions inapplicable hereto, with the consent of the Required Holders and by Act of said Holders delivered to the Company and the Trustee, the Company, any Subsidiary Guarantor, and the Trustee, if applicable, may, among other things, enter into an indenture supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or modifying in any manner the rights of the Holders under the Indenture;

WHEREAS, as evidenced by the Officer’s Certificate delivered to the Trustee by the Company on the date hereof, pursuant to Section 8.04 of the Indenture, the Required Holders, by Act delivered to the Company and the Trustee, have consented to the amendments to the Indenture set forth in this First Supplemental Indenture;

WHEREAS, pursuant to Section 8.04 of the Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel and is authorized to execute and deliver this First Supplemental Indenture; and

WHEREAS, all requirements necessary to make this First Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been performed, and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

Article 1

DEFINITIONS

Section 1.01 Definition of Terms. Unless the context otherwise requires:

(a) a term defined in the Indenture has the same meaning when used in this First Supplemental Indenture unless the definition of such term is otherwise provided pursuant to this First Supplemental Indenture, in which case the definition in this First Supplemental Indenture shall govern solely with respect to the Notes;

(b) a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;

(c) the singular includes the plural and vice versa;

(d) unless stated otherwise, a reference to a Section or Article is to a Section or Article in this First Supplemental Indenture; and

(e) headings are for convenience of reference only and do not affect interpretation.

Article 2

AMENDMENTS

Section 2.01 Amendments.

(a) Section 1.01 of the Indenture is hereby amended by deleting the defined terms “GPU Value”, “Holdco Cash”, “Holdco Coverage Amount”, “Holdco Debt”, “Revenue” and “Secured GPU Debt” in their entirety.

(b) Section 1.01 of the Indenture is hereby amended by deleting the definition of “Class B Common Stock” in its entirety and replacing it with the following:

“Class B Common Stock” means Class B Super Common Stock, par value $0.0001 per share.”

(c) Section 1.01 of the Indenture is hereby amended by deleting the definition of “Disqualified Capital Stock” in its entirety and replacing it with the following:

“Disqualified Capital Stock” of any Person means any class of Capital Stock of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock that are not Disqualified Capital Stock, and that is not convertible, puttable or exchangeable for Disqualified Capital Stock or Indebtedness, will not be deemed to be Disqualified Capital Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock that are not Disqualified Capital Stock.”

(d) Section 5.14(a) of the Indenture is hereby deleted in its entirety and replaced with the following:

“(a) As long as any portion of the Notes remains outstanding, unless the Required Holders shall have otherwise given prior written consent, the Company shall not, and shall not permit any of the Subsidiaries (other than any SPV Subsidiary) to, directly or indirectly:

(i) amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder (which explicitly will not include any amendment that solely: (A) collapses the Company’s dual common stock structure or eliminates one class of common stock; and/or (B) increases the authorized shares of stock of one or more classes; and/or (C) splits, reverse splits or similarly consolidates shares of stock);

(ii) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or Common Stock Equivalents other than as to (A) the Conversion Shares as permitted or required under the Transaction Documents and (B) repurchases of Common Stock or Common Stock Equivalents of departing officers and directors of the Company, provided that such repurchases shall not exceed an aggregate of $100,000 for all officers and directors during the term of this Indenture;

(iii) [Intentionally Omitted];

(iv) pay cash dividends or distributions on any equity securities of the Company;

(v) enter into any transaction with any Affiliate of the Company which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval); or

(vi) enter into any agreement with respect to any of the foregoing.”.

(e) Section 5.14(b) of the Indenture is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted].”

(f) Section 5.14(c) of the Indenture is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted].”

(g) Section 5.17 of the Indenture is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted].”

Article 3

MISCELLANEOUS

Section 3.01 Ratification of Indenture. The Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.02 Governing Law; Waiver of Jury Trial. This First Supplemental Indenture, and any claim, controversy or dispute arising under or related to this First Supplemental Indenture, will be governed by, and construed in accordance with, the laws of the State of New York (without regard to the conflicts of laws provisions thereof other than Section 5-1401 of the General Obligations Law).

EACH OF THE COMPANY, THE SUBSIDIARY GUARANTORS, THE TRUSTEE, THE CONVERSION AGENT, THE REGISTRAR AND THE PAYING AGENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE SUBSIDIARY GUARANTEES OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 3.03 Separability. Each provision of this First Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this First Supplemental Indenture, the Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.04 Trustee Disclaimer. Neither the Trustee, the Conversion Agent, the Registrar nor the Paying Agent shall be responsible in any manner whatsoever for or in respect of the validity, sufficiency or adequacy of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Subsidiary Guarantors, and neither the Trustee, the Conversion Agent, the Registrar nor the Paying Agent assumes any responsibility for their correctness.

Section 3.05 Execution in Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” and words of similar import in this First Supplemental Indenture and the Notes shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001-7006), the Electronic Signatures and Records Act of 1999 (N.Y. State Tech. §§ 301-309), or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee, as applicable, pursuant to procedures approved by the Trustee, as applicable.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

SharonAI Holdings Inc.

By:	/s/ James Manning
Name:	James Manning
Title:	Chief Executive Officer

SharonAI Inc.

By:	/s/ James Manning
Name:	James Manning
Title:	President, Secretary, Treasurer

SharonAI Operations LLC

By:	/s/ James Manning
Name:	James Manning
Title:	President

SharonAI Hosting LLC

By:	/s/ James Manning
Name:	James Manning
Title:	President

[Signature Page to First Supplemental Indenture]

EXECUTED by SharonAI Pty Ltd ACN 645 215 194 in accordance with section 126 of the Corporations Act 2001 (Cth):

/s/ James Manning
Signature of authorized signatory

James Manning
Name of authorized signatory (block letters)

EXECUTED by Distributed Storage Solutions Pty Ltd ACN 646 979 222 in accordance with section 126 of the Corporations Act 2001 (Cth):

/s/ James Manning
Signature of authorized signatory

James Manning
Name of authorized signatory (block letters)

[Signature Page to First Supplemental Indenture]

U.S. Bank Trust Company, National Association, as Trustee

By:	/s/ Brandon Bonfig
Name:	Brandon Bonfig
Title:	Vice President

[Signature Page to First Supplemental Indenture]